                                                                        Exh. 3.3

            Certificate of Voting Powers, Designations, Preferences,
                Limitations, Restrictions and Relative Rights of

                     SERIES "A" CONVERTIBLE PREFERRED STOCK

         1. Number of Shares. The series of Preferred Stock designated and known as "Series A Convertible Preferred Stock" shall consist of 1,000,000 shares.

         2. Voting.

                  2A. General. Except as may be otherwise provided in these terms of the Series A Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible.

         3. Dividends. The holders of the Series A Convertible Preferred Stock shall be entitled to receive annual dividends at the rate per annum of $0.20 per share ("Series A Dividend"). The Series A Dividend shall accrue and be payable to the holder of record of each such share on May 1st in each year that such share is outstanding (the "Record Date") not later than ten (10) days after the Record Date (the "Dividend Payment Date"). The Series A Dividend shall be paid solely by issuance of additional shares of Series A Preferred, valued at the Fair Market Value (as defined herein), or by issuance of shares of the Common Stock, par value $.001, at the Current Market Value if sufficient shares of Series A Preferred are not available. For purposes of this designation, the Fair Market Value of a share of Series A Preferred shall be the Current Market Value of the number of shares of Common Stock into which a shares of Series A preferred Stock may be converted on the Record Date pursuant to section 6 of this Designation. The Current Market Value of the Common Stock shall be determined as follows: (i) if the Common Stock is then traded on an Exchange or the Nasdaq National Market, the average of the last sale prices reported on each of the ten (10) trading days preceding the Record Date, (ii) if the Common Stock is traded in the Nasdaq Small Cap Market, Nasdaq OTC Bulletin Board or other over-the-counter market, the average of the last reported bid and asked quotations on each of the ten (10) trading days preceding the Record Date, and
(iii) if neither (i) nor (ii) applies, as determined in good faith by the Company's Board of Directors.

         4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall first be entitled, before any distribution or payment is made upon the Common Stock or any other stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to $2.00 per share plus, in the case of each share, an amount equal to all dividends accrued but unpaid thereon, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Series A



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Convertible Preferred Stock being sometimes referred to as the "Liquidation
Preference Payments". The Liquidation Preference Payments shall be in lieu of any other payment to the holders of the Series A Convertible Preferred Stock with respect to liquidation, dissolution or winding up. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Convertible Preferred Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Notwithstanding the foregoing, in the event that the amount which would be distributable to the holders of the Series A Convertible Preferred Stock in liquidation had all such holders converted to Common Stock prior to the liquidation, is greater than the Liquidation Preference Payments, then, in lieu of the Liquidation Preference Payments, the holders of the Series A Convertible Preferred Stock shall receive the amount which would have been distributable to them as holders of shares of the number of shares of Common Stock into which the shares of the Series A Convertible Preferred Stock are then convertible in accordance with section 6 of this Designation (without taking into account any Liquidation Preference Payments). Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 10 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         5. Restrictions. At any time when at least 50,000 shares of Series A Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

            5A. Create or authorize the creation of any additional class or series of shares of stock senior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of any class or series of shares of stock which ranks senior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of any class or series of stock if the same ranks senior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation;

            5B. Alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Convertible Preferred Stock.

            5C. Pay any dividend or make any distribution on any shares of stock other than the Series A Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock, unless the dividends specified in Section 3 above have been declared and paid for the same calendar year.

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


         6. Conversions. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

            6A. Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Stock so to be converted by $2.00 and (ii) dividing the result by the conversion price of $0.50 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

            6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            6C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such


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

conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, excluding Accruing Dividends, accrued and unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

            6D. Adjustment of Price Upon Issuance of Common Stock. Except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(4), deemed to have issued or sold, any shares of Common Stock in a Qualifying Dilutive Offering (as defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price at which the Corporation issued or sold, or is deemed to have issued or sold, such shares of Common Stock. A Qualifying Dilutive Offering shall mean any private sale of the Corporation's equity securities, or any issuance of warrants attached to privately sold debt securities, which occurs on or before the first anniversary of the final closing of the issuance of the Series A Convertible Preferred Stock in calendar year 2002, in which the purchase price paid for the securities is paid solely in cash and is in excess of $750,000.

         For purposes of this subparagraph 6D, the following subparagraphs 6D(1) to 6D(7) shall also be applicable:

                6D(1) Issuance of Warrants. In case at any time the Corporation shall in any manner grant any warrants for the purchase of Common Stock or any stock or security convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Warrants or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Warrants or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Warrants, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Warrants, plus, in the case of such Warrants which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange



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

         thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Warrants or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Warrants) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Warrants, then the total maximum number of shares of Common Stock issuable upon the exercise of such Warrants or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Warrants shall be deemed to have been issued for such price per share as of the date of granting of such Warrants or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Warrants or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                6D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                6D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Warrant referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Warrants or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Warrant or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Warrant or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                6D(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Common Stock) payable in Common Stock, Warrants or Convertible Securities, then any Common Stock, Warrants or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at a price per share equal to $.00001.

                6D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them
         (i) to receive a dividend or other distribution payable in Common Stock, Warrants or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Warrants or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                6D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 6D.

            6E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the date of filing of these terms of the Series A Convertible Preferred Stock of
(i) shares of Common Stock issued upon conversion of the Series A Preferred;
(ii) Common Stock issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, (iii) shares for which an adjustment is made pursuant to paragraph 6F; (iv) any Common Stock or Convertible Securities issued or issuable upon the exercise of warrants outstanding prior to the date of filing of this Certificate of Designation; (v) any securities issued in a registered public offering; (vi) any securities issued in connection with the merger or consolidation; or (vii) any securities issued in connection with a joint venture or strategic business relationship of the Corporation; or (vii) any securities issued in connection with the acquisition of any assets, stock or other equity interests of a corporation or other business entity.

            6F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6D(4) by reason thereof.

            6G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

            6I. Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

            6J. Other Notices. In case at any time:

                (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity


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

         or entities where the Corporation is not the survivor of such merger or consolidation, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation,
(a) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

            6K. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Charter.

            6L. No Reissuance of Series A Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

            6M. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

            6N. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

            6O. Definition of Common Stock. As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of these terms of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

         7. Redemption.

            7A. The Corporation shall have the right, after two years from the first issuance of shares of Series A Convertible Preferred Stock and upon the satisfaction of the Redemption Condition (as defined below), to redeem the outstanding shares of Series A Convertible Preferred Stock upon written notice (a "Redemption Notice") to all holders of the Series A Convertible Preferred Stock at their respective registered addresses fixing a date for such redemption (the "Redemption Date") which shall be no more than sixty (60) days and no less than thirty (30) days following the date of the Redemption Notice, at a purchase price per share (the "Redemption Price") equal to one hundred percent (100%) of the Liquidation Preference Payment as of the Redemption Date.

            7B. For purposes of paragraph 7A, the Redemption Condition shall be deemed satisfied on any day after the two year period where the Current Market Value of the shares of Common Stock for any subsequent ten (10) day period shall be at least $1.00. For this purpose, the Current Market Value of the Common Stock shall have the meaning given in Section 3, and the date of the Redemption Notice shall be deemed the Record Date for purposes of such condition.

            7C. From and after the Redemption Date, holders of the Series A Convertible Preferred Stock shall cease to be shareholders of the Corporation and the sole right of holders of such shares shall be to receive the Redemption Prices as provided herein.

            7D. Notwithstanding the giving of a Redemption Notice, the holders of the Series A Convertible Preferred Stock shall continue to have the right to convert their shares of Series A Convertible Preferred Stock into Common Stock, in accordance with Section 6 hereof, at any time until 5:00 p.m., New York City time, on the Redemption Date.

            7E. The Corporation shall pay the Redemption Price to each holder of record of the Series A Convertible Preferred Stock as of the Redemption Date, provided, however, that as a condition precedent to the Corporation's payment of the Redemption Price to any holder, such holder shall deliver to the Corporation the certificate representing the shares of Series A Convertible Preferred Stock to be redeemed, or, in lieu thereof, satisfactory evidence that such certificate has been lost or destroyed, together with a bond or surety satisfactory to the Corporation to protect it against loss should such certificate subsequently be tendered for redemption.

            7F. The Corporation shall be required to redeem all shares of Series A Convertible Preferred Stock if it redeems any such shares.

         IN WITNESS WHEREOF, Nesco Industries, Inc. has caused this Certificate to be signed by Lawrence S. Polan, its Chief Financial Officer, this _____ day of June, 2002.

                                        NESCO INDUSTRIES, INC.


                                        By:
                                           -------------------------------------
                                           Lawrence S. Polan
                                           Chief Financial Officer